Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-193958

December 3, 2014

UNITEDHEALTH GROUP INCORPORATED

FINAL TERM SHEET

Dated December 3, 2014

$750,000,000 1.400% Notes due December 15, 2017 (“2017 Notes”)

$500,000,000 2.300% Notes due December 15, 2019 (“2019 Notes”)

$750,000,000 2.875% Notes due December 15, 2021 (“2021 Notes”)

Issuer:	UnitedHealth Group Incorporated

Ratings (Moody’s / S&P / Fitch)*:	A3 / A+ / A-

Note Type:	SEC Registered (No. 333-193958)

Trade Date:	December 3, 2014

Settlement Date (T+3):	December 8, 2014

Maturity Date:	December 15, 2017 (2017 Notes) December 15, 2019 (2019 Notes) December 15, 2021 (2021 Notes)

Principal Amount Offered:	$750,000,000 (2017 Notes) $500,000,000 (2019 Notes) $750,000,000 (2021 Notes)

Price to Public (Issue Price):	99.862% (2017 Notes) 99.821% (2019 Notes) 99.892% (2021 Notes)

Interest Rate:	1.400% (2017 Notes) 2.300% (2019 Notes) 2.875% (2021 Notes)

Interest Payment Dates:	June 15 and December 15, commencing June 15, 2015 (2017 Notes) June 15 and December 15, commencing June 15, 2015 (2019 Notes) June 15 and December 15, commencing June 15, 2015 (2021 Notes)

Benchmark:	T 0.875% due November 15, 2017 (2017 Notes) T 1.500% due November 30, 2019 (2019 Notes) T 1.875% due November 30, 2021 (2021 Notes)

Benchmark Price and Yield:	99-23+; 0.967% (2017 Notes) 99-15+; 1.608% (2019 Notes) 99-03+; 2.012% (2021 Notes)

Spread to Benchmark:	+48 basis points (2017 Notes) +73 basis points (2019 Notes) +88 basis points (2021 Notes)

Re-offer Yield:	1.447% (2017 Notes) 2.338% (2019 Notes) 2.892% (2021 Notes)

Optional Redemption Provisions:

Make-whole call at any time at a discount rate of U.S. Treasury plus 10 basis points. (2017 Notes)

Make-whole call at any time at a discount rate of U.S. Treasury plus 12.5 basis points. (2019 Notes)

Make-whole call at any time at a discount rate of U.S. Treasury plus 15 basis points. (2021 Notes)

Change of Control:	If a Change of Control Triggering Event occurs, the Company will be required to make an offer to repurchase the Notes at a price equal to 101% of the principal amount of the Notes, plus accrued and unpaid interest to, but not including, the date of repurchase.

CUSIP / ISIN:	91324P CF7 / US91324PCF71 (2017 Notes) 91324P CG5 / US91324PCG54 (2019 Notes) 91324P CH3 / US91324PCH38 (2021 Notes)

Joint Book-Running Managers:	Goldman, Sachs & Co. J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Morgan Stanley & Co. LLC

Senior Co-Managers:

Barclays Capital Inc.

BNY Mellon Capital Markets, LLC

Citigroup Global Markets Inc.

Credit Suisse Securities (USA) LLC

Deutsche Bank Securities Inc.

RBS Securities Inc.

UBS Securities LLC

U.S. Bancorp Investments, Inc.

Wells Fargo Securities, LLC

Co-Managers:

BB&T Capital Markets, a division of BB&T Securities, LLC

BMO Capital Markets Corp.

Fifth Third Securities, Inc.

HSBC Securities (USA) Inc.

Itau BBA USA Securities, Inc.

KeyBanc Capital Markets Inc.

Loop Capital Markets LLC

PNC Capital Markets LLC

Regions Securities LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision, suspension or withdrawal at any time.

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The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman, Sachs & Co. at 1-866-471-2526, J.P. Morgan Securities LLC collect at (212) 834-4533, Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322 or Morgan Stanley & Co. LLC at 1-866-718-1649.

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